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                                                                     Exhibit 3.1



                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            FLAGSTAR COMPANIES, INC.


         Flagstar Companies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Flagstar Companies, Inc. Its original Certificate of Incorporation was filed with the Secretary of State, under the name SWT Acquisition Corp. ("SWT") on September 29, 1988. SWT filed a Restated Certificate of Incorporation on June 29, 1989 (the "1989 Restatement"), changing its name to TW Holdings, Inc., which subsequently changed its name to Flagstar Companies, Inc. pursuant to a Certificate filed with the Secretary of State on June 16, 1993.

         2. This Restated Certificate of Incorporation restates and integrates and amends the 1989 Restatement of the Corporation by restating the 1989 Restatement in its entirety.

         3. The text of the 1989 Restatement as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

         FIRST: The name of the corporation is ADVANTICA RESTAURANT GROUP, INC. (hereinafter referred to as the "Corporation")

         SECOND: The registered office of the Corporation is to be located in 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
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         FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 125,000,000, of which 100,000,000 shall be shares of Common Stock, par value $.01, and 25,000,000 shall be Preferred Stock, par value $.10.

         The issuance of nonvoting equity securities is prohibited.

         Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following particulars of the shares of such series so far as not inconsistent with the provisions of this Article FOURTH applicable to all series of Preferred Stock:

                  (1) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                  (2) the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

                  (3) the time or times which, and the price or prices at which, shares of such series shall be redeemable;

                  (4) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Company;

                  (5) voting rights, which may include and may be limited to, for such series that have a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such series in the event of default in the payment of such dividends;

                  (6) the rights, if any, of the holders of shares of such series to convert such shares into shares of Common Stock and the terms and conditions of such conversion;

                  (7) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of any other series of Preferred Stock, and the terms and conditions of such conversion or exchange;



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                  (8) the requirement, if any, of any sinking fund or funds to be applied to the purchase or redemption of shares of such series, and, if so, the amount of such fund or funds and the manner of application.

         FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws. Election of directors need not be by ballot unless the By-Laws so provide.

                  (2) The Board of Directors shall have power without the assent or vote of the stockholders of the Corporation to make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to authorize and cause to be executed mortgages liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

                  (3) The directors of the Corporation in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders of the Corporation or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

                  (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors of the Corporation are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors of the Corporation which would have been valid if such By-Law had not been made.



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         SIXTH: The Corporation shall, to the full extent permitted by Section
145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, as the same may be amended or supplemented.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         4. The Certificate of Designations of the Corporation establishing the powers, designations, preferences and rights of the Corporation's $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock, filed with the Secretary of State on July 27, 1992, shall no longer have any force or effect and shall be eliminated from the Certificate of Incorporation of the Corporation, in accordance with the Plan of Reorganization (as defined below) and Section 151 of the Delaware General Corporation Law, since none of the authorized shares of such series are outstanding and none will be issued hereafter subject to such Certificate of Designations previously filed with respect to such series.

         5. Pursuant to the Amended Joint Plan (as defined and described below) and the Certificate of Ownership and Merger Merging Flagstar Corporation into Flagstar Companies, Inc. filed concurrently herewith, effective upon the effective date of the Amended Joint Plan Flagstar Corporation, a wholly-owned subsidiary of the Corporation and a joint debtor with the Corporation under the Amended Joint Plan, shall be merged with and into the Corporation.

         6. This Restated Certificate of Incorporation was duly adopted pursuant to the Corporation's and Flagstar Corporation's Amended Joint Plan of Reorganization (the "Amended Joint Plan"), dated July 11, 1997 (amended November 7, 1997) and confirmed by order of the United States Bankruptcy Court for the District of South Carolina entered on November 12, 1997 pursuant to Chapter 11



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of Title 11 of the United States Code, and otherwise in accordance with applicable provisions of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Flagstar Companies, Inc. has caused this Certificate to be signed by Rhonda J. Parish, its Senior Vice President, General Counsel and Secretary and attested by C. Robert Campbell, its Assistant Secretary, this 5th day of January, 1998.

                                          FLAGSTAR COMPANIES, INC.


                                          By:  /s/ Rhonda J. Parish
                                               ------------------------------
                                          Its: Senior Vice President,
                                               General Counsel, and Secretary




Attest:


By:   /s/ C. R. Campbell
     --------------------------
Its: Assistant Secretary




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